RESTRICTED STOCK UNIT AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

Participant:	#Participant Name#
Grant Date:	#Grant Date# (the “Grant Date”)
Number of Award Shares:	#Quantity Granted#
Vesting Date:	Shall vest in full on the first anniversary of the Grant Date (the “Vesting Date”).
1.Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to the Premier Inc. 2023 Equity Incentive Plan (the “Plan”), by Premier Inc. (the “Company”) to the Participant as a Non-Employee Director of the Company. The Company hereby grants to the Participant as of the Grant Date (set forth above) the Award consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s Class A common stock, $0.01 par value (“Shares”), upon the Vesting Date, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein. Capitalized terms in this restricted stock unit agreement (the “Award Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein.
2.Terms and Conditions. The terms, conditions, and restrictions applicable to this Award are specified in the Plan and this Award Agreement, including Exhibit A – Section 280G Rules, and summarized in the Plan prospectus and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.
By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus. The Prospectus summarizes the material provisions of the Plan. The summary in the Prospectus is not complete and is qualified in its entirety by reference to the provisions of the Plan. You should consult the Plan and the terms of this Award Agreement for more complete information about this Award. The Plan and Award Agreement, in that order, shall govern any inconsistency between the Prospectus on the one hand, and the Plan and the Award Agreement on the other.
The Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from this Award is contingent, and depends on, the future market price of the Shares, among other factors. The Participant further confirms the Participant’s understanding that this Award is intended to promote Non-Employee Director retention and stock ownership and to align Non-Employee Directors’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to this Award in any communication regarding this Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Award Shares shall be subject to lock-up restrictions as described in Section 16 of this Award Agreement. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until this Award is vested and settled in Shares.
3.Vesting. This Award shall vest in full on the Vesting Date set forth above provided the Participant is providing services as a director through the Vesting Date. Notwithstanding the foregoing:
(a)    In the event that a Participant terminates service due to death, Disability, termination from the Board as a result of term limitations imposed by the Corporate Governance Guidelines of the Company, the Participant shall immediately vest in a portion of the Award equal to the number of Award Shares granted times a fraction, the numerator of which is the number of days of active service elapsed since the Grant Date and the denominator of which is 365; and
(b)    In the event that the Participant is serving as a director on the Board at the time of a Change in Control, the Award shall vest in full.
The Participant shall be credited with an amount in cash (without interest) equal to the dividends the Participant would have received if the Participant had been the owner of a number of Shares equal to the number of Award Shares; provided, however, that no amount shall be credited with respect to Shares that have been delivered to the Participant as of the applicable record date. Dividend equivalents shall be subject to the same terms and conditions as the Award Shares, and shall vest (or, if applicable, be forfeited) at the same time as the Award Shares. Notwithstanding the foregoing, vesting of the Award (and any dividend equivalents) shall be prohibited to the extent that it would violate applicable law. Further notwithstanding the foregoing, nothing in this Award Agreement shall be interpreted to require the Company to grant dividends or dividend equivalents on any Shares or Award Shares.
4.Forfeiture; Break in Service. The unvested portion of this Award, as determined under Section 3 above, shall expire and be permanently forfeited upon termination of service as a Non-Employee Director.
5.Settlement of Award. Subject to Section 7 below, the Company shall deliver or cause to be delivered to or on the behalf of the Participant the number of vested Shares determined under Section 3 above as soon as administratively practicable after they first become vested, but in no event later than sixty (60) days after vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The dividend equivalents described in Section 3 above shall be paid in cash at the same time as the delivery of the Shares under this Section 5 which correspond to such dividend equivalents. Vested Shares to be delivered due to death shall be paid to the Participant’s legal beneficiaries.
6.Compensation Recovery. The Award Shares shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliates. For avoidance of doubt, compensation recovery rights to Award Shares shall extend to the proceeds realized by the Participant due to the sale or other transfer of the Award Shares.
7.Taxes; Limitation on Excess Parachute Payments. The Participant shall bear all expense of, and be solely responsible for, all federal, state, local, or foreign taxes due with respect to any payment received under this Award Agreement. Notwithstanding any other provision in this Award Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of service (whether payable under the terms of this Award Agreement or any other plan, arrangement or agreement with a member of the Premier Group (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made. Whether and how the limitation under this Section 7 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Award Agreement.
8.Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.
9.Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Premier Group to transfer certain Participant data to another member of the Premier Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
10.Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive a Participant’s termination of service shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Premier Group.
11.No Right to Continued Service. The Participant agrees that nothing in this Award Agreement constitutes a contract of service with the Company for a definite period of time. The Company retains the right to decrease the Participant’s compensation and/or benefits, terminate the service relationship at any time for any reason or no reason not otherwise prohibited by law, or otherwise change the terms or conditions of the Participant’s service.
12.Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Participant’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
13.Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 12 of the Plan. In the event of a conflict between the Plan and this Award Agreement, the Plan shall control.
14.Definitions. The following terms shall be as defined below:
(a)    “Disability” means any of the following: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, or the Participant’s entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, receiving disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
(b)    “Premier Group” shall mean the Company, its Subsidiaries and Affiliates.
15.Section 409A. This Award shall be construed consistent with the intention that it be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Award Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
16.Lock-up Restriction. The Participant agrees that, if the Company proposes to offer for sale any Shares pursuant to a public offering under the Securities Act of 1933 and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by the Participant.
17.No Hedging Transactions. The Participant shall not enter into any Hedging Transaction (as defined below) relating to any securities of the Company held by the Participant. For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.
18.Nature of Award. This Award represents the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Award Agreement and the Plan. The Participant has no rights under this Agreement other than the rights of a general unsecured creditor of the Company. The Participant shall have the rights of a shareholder with respect to the Award Shares only to the extent that Shares are issued to the Participant in accordance with the terms and conditions of this Award Agreement and the Plan.
19.Governing Law. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of North Carolina without regard to the principles of conflicts of law thereunder.

Exhibit A—Section 280G Rules
To Restricted Stock Unit Agreement
When you receive benefits in connection with a Change in Control
The following rules shall apply for purposes of determining whether and how the limitations provided under Section 7 are applicable to the Participant.
1. The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 7) which the Participant receives or is then entitled to receive from the Company or an Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes (FICA or SECA) payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.
2. All determinations under Section 7 of this Award Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 7 of this Award Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.
3. If the 280G Firm determines that one or more reductions are required under Section 7 of this Award Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant. The 280G Firm shall make reductions required under Section 7 of this Award Agreement in a manner that maximizes the net after-tax amount payable to the Participant.
4. As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G

Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
5. The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7 of this Award Agreement and this Exhibit A.